Exhibit 99.1

Banyan Rail Services Inc. Completes Reverse Stock Split

Wood Energy Adds New Tie Grinding Facility

April 7, 2010

BOCA RATON, Fla. – (BUSINESS WIRE) – Banyan Rail Services Inc. (OTCBB: BARA), a railroad support services company, announced that the previously approved 1-for-10 reverse stock split was completed effective today.  The reverse stock split converts 10 shares of Banyan Rail’s common stock into 1 share of common stock. To indicate the split, the Over-the-Counter Bulletin Board will append a “D” to the Company’s trading symbol and for a period of 20 business days the Company’s stock will trade under the symbol “BARAD.”  After 20 days, the symbol will revert to “BARA.”  The Company also said that it has completed the exchange of $1,525,000 of convertible debentures into 15,250 shares of Series A Preferred Stock, reducing the Company’s debt and increasing the Company’s stockholders’ equity.

Banyan Rail also announced that its wholly-owned subsidiary, The Wood Energy Group, Inc. (“Wood Energy”), has completed the construction of a railroad tie grinding facility in Shreveport, Louisiana.  Wood Energy, one of the nation’s largest railroad tie reclamation/energy generation companies, reclaims railroad ties for Class I, regional and short line railroads and then disposes of the ties to either the energy co-generation or landscape markets.  In its newly-completed Shreveport facility, Wood Energy is grinding reclaimed rail ties and providing the product to International Paper (NYSE: IP), which uses the product as a source of biomass fuel for its containerboard mill in Mansfield, Louisiana.  The new tie grinding facility increases Wood Energy’s operating margin as this business was previously outsourced.

In addition, Class I rail carrier Kansas City Southern Railway Company (“KCS”) (NYSE: KSU) recently signed an agreement with Wood Energy to deliver reclaimed railroad ties to Wood Energy’s tie grinding facility in Shreveport.  This new business increases the supply of ties for Wood Energy’s grinding facility.

Banyan Rail Services Inc. is a railroad support services company headquartered in Boca Raton, Florida.  The Company owns The Wood Energy Group, Inc., one of the nation’s largest railroad tie reclamation/energy generation companies.  For more information on Banyan Rail, visit our website at: www.banyanrail.com.

Safe Harbor Regarding Forward-Looking Statements
Some of the statements that we make in this press release, including statements about our confidence in the Company’s prospects and strategies are forward-looking statements within the meaning of §21E of the Securities Exchange Act. Some of these forward-looking statements can be identified by words like “believe,” “expect,” “will,” “should,” “intend,” “plan,” or similar terms; others can be determined by context. Statements contained in this release that are not historical facts are forward-looking statements. These statements are necessarily estimates reflecting our best judgment based upon current information, and involve a number of risks and uncertainties. Many factors could affect the accuracy of these forward-looking statements, causing our actual results to differ significantly from those anticipated in these statements. You should not place undue reliance on our forward-looking statements, which reflect our analysis only as of the date of this release. The risks and uncertainties listed above and in documents that we file with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q, and any current reports on Form 8-K, must be carefully considered by any investor or potential investor in the Company.